EXHIBIT 99

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY ANNOUNCES INTENT TO ACQUIRE REMAINING SHARES OF ITS SOUTH AMERICAN SUBSIDIARY, DIXIE TOGA S.A.

NEENAH, WISCONSIN, May 14, 2010 — Bemis Company, Inc. (NYSE-BMS) today announced that its wholly owned Brazilian subsidiary intends to submit a tender offer for all outstanding publicly owned shares of Dixie Toga S.A.  Shares of Dixie Toga S.A. are traded on the São Paulo Stock Exchange (“BM&F Bovespa S.A.”).  Additionally, an agreement has been reached with certain institutional non-voting preferred shareholders who have agreed to participate in the tender offer.

The total cost of the shares to be acquired in the tender offer, assuming all outstanding shares are tendered, is expected to range between $50 million and $55 million, based upon recent currency exchange rates.  The tender offer is subject to Brazilian regulatory procedures and there is no assurance that the tender offer will be completed successfully.  If successful, management expects these transactions to be completed during the third quarter of 2010.  These transactions are not expected to impact management’s earnings guidance for 2010.

Further Information

This announcement is for information purposes only and does not constitute, and must not be construed as, an offer to purchase or a solicitation of an offer to sell securities, pursuant to the tender offer or otherwise.  The tender offer is being made in accordance with the documents to be filed pursuant to Brazilian regulations.  Dixie Toga S.A. shareholders who accept the tender offer may rely only on such documentation for all the terms and conditions of the tender offer.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to the risk that fluctuations in currency rates could increase or decrease the costs of the tender offer; and the risk that the tender offer is not approved by the Brazilian Securities and Exchange Commission or the tender offer is not otherwise successfully completed.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2009.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported pro forma 2009 net sales, giving effect to the Food Americas acquisition, of $4.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals in 84 manufacturing facilities in 13 countries around the world.  More information about the Company is available at our website, www.bemis.com.